ARTICLES OF AMENDMENT
                                       OF
                      PACIFIC AEROSPACE & ELECTRONICS, INC.

     Pursuant to RCW 23B.06.020, Pacific Aerospace & Electronics, Inc., a Washington corporation, by its undersigned officer, hereby delivers the following Articles of Amendment to its Articles of Incorporation to the Secretary of State for filing:

     Article 1: The name of the corporation is Pacific Aerospace & Electronics, Inc.

     Article 2: The text of the amendment setting forth the rights and preferences of the Series A Convertible Preferred Stock of the corporation is attached hereto as Exhibit A.

     Article 3: The amendment was duly adopted by the Board of Directors on February 26, 1997. Pursuant to RCW 23B.06.020(1), approval of the shareholders of the corporation was not required.


February 27, 1997


                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By DONALD A. WRIGHT
                                          --------------------------------------
                                          Donald A. Wright
                                          President and Chief Executive Officer

                      DESIGNATION OF RIGHTS AND PREFERENCES
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                      PACIFIC AEROSPACE & ELECTRONICS, INC.


1. Designation. The Series A Convertible Preferred Stock of Pacific Aerospace & Electronics, Inc. (the "Corporation") shall consist of 50,000 shares, par value $0.001 per share, and shall be designated the "Series A Convertible Preferred Stock" (the "Series A Stock").

2. Dividends. Dividends shall be declared and set aside, out of funds or assets of the Corporation legally available therefor, for any shares of Series A Stock only on resolution of the Board of Directors in its sole discretion; provided, however:

          (a) no dividend may be declared or paid on shares of Common Stock if the net assets of the Corporation thereafter would be insufficient to make the liquidation payment described in Section 3(a) on all outstanding shares of Series A Stock;

          (b) if the Board of Directors declares a dividend payable on the outstanding shares of Common Stock, other than a dividend payable in shares of Common Stock, the holders of Series A Stock shall be entitled to a dividend per share of Series A Stock that would be payable on the number of shares of Common Stock into which a share of Series A Stock could be converted (as of the record date for the determination of holders of Common Stock entitled to receive such dividend) pursuant to Section 5 hereof; and

          (c) if the Board of Directors declares a dividend in respect of the outstanding Common Stock payable in shares of the Corporation's Common Stock, the number of shares of Common Stock to be received on the conversion of Series A Stock shall be adjusted as described in Section 5(d)(i).

3.   Liquidation, Dissolution, or Winding Up.

          (a) Treatment at Liquidation, Dissolution, or Winding Up. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Stock shall be entitled to be paid, before any sums are paid or any assets distributed among the holders of the shares of Common Stock or any junior series or class of preferred stock, out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, the sum of $100.00 (plus


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
     any declared but unpaid dividends) per share of Series A Stock (which amount shall be subject to proportionate adjustment on any stock split, combination, reclassification, or other similar event involving the Series A Stock).

          If the assets of the Corporation are insufficient to permit payment in full to the holders of Series A Stock as provided in this subsection (a), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Series A Stock and any other class or series of capital stock having parity with the Series A Stock in respect of such distributions according to the respective amounts that would be payable in respect of the shares held by them on such distribution if all amounts payable on or with respect to said shares were paid in full. After payment is made in full to the holders of Series A Stock, or funds needed for such payments shall have been set aside by the Corporation in trust for the account of holders of Series A Stock so as to be available for such payments, all remaining assets available for distribution to shareholders shall be distributed ratably solely among holders of shares of other shares of capital stock of the Corporation to the exclusion of the holders of shares of Series A Stock.

          (b) Consolidations, Mergers, and Sales of Assets.

               (i) At least 20 days before the consolidation or merger of the Corporation into or with another corporation, as a result of which the holders of more than 50% of the shares of Common Stock receive cash, securities of another entity, or other property in exchange for their shares, or a sale of all or substantially all of the assets of the Corporation, the Corporation shall notify the holders of Series A Stock thereof in writing, and the closing of such event shall be regarded as a liquidation, dissolution, or winding up of the affairs of the Corporation within the meaning of Section 3(a); provided, however, that for 20 days after the date of such notice, each holder of Series A Stock shall have the right, exercisable by written notice to the Corporation, to elect the benefits of Section 3(b)(ii) hereof in lieu of receiving payment in liquidation, dissolution, or winding up of the Corporation pursuant to this
     Section 3(b)(i).

               (ii) As part of any consolidation, merger, or sale of assets described in Section 3(b)(i), provision shall be made so that each holder of Series A Stock shall be entitled to elect to receive in such transaction for or in respect of the Series A Stock held by such holder, the number of shares of stock or other securities or property to which such holder would have been entitled if such holder had converted its shares of Series A Stock immediately before the closing of such consolidation, merger, or sale of assets.

          (c) Distribution Other Than Cash. If the distribution provided for in this Section 3 is to be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

4.   Voting Rights.

          (a) Series Voting Rights. So long as any shares of the Series A Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting in which the holders of the Series A Stock vote separately as a voting group: (i) authorize, create, or issue or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series A Stock, with respect to the payment of dividends or the distribution of assets on liquidation, dissolution, or winding up; (ii) amend, alter, or repeal the rights and preferences of the Series A Stock or the Articles of Incorporation or the Bylaws of the Corporation so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Stock, provided, however, that any creation and issuance of other series of preferred stock having liquidation and dividend preferences on a parity with or subordinate to the Series A Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; (iii) effect any distribution with respect to any other class of the Corporation's capital stock of (A) shares of any class of its capital stock (other than a dividend or other distribution of Common Stock payable to the holders of Common Stock), (B) rights to purchase any class of its capital stock, or (C) other securities convertible into any class of its capital stock; or (iv) reclassify the Corporation's outstanding securities.

          (b) No General Voting Rights. Except with respect to transactions on which the Series A Stock is entitled to vote separately as a voting group pursuant to Section 4(a) above or as otherwise required by Washington law, the holders of shares of Series A Stock shall not be entitled to vote.

5. Conversion. The holders of shares of Series A Stock shall have the following rights with respect to the conversion of shares of Series A Stock into shares of Common Stock ("Conversion Rights"):

          (a) Voluntary Conversion. At any time or from time to time after the earlier of June 13, 1997, or the date on which the Corporation's registration statement registering the shares of Common Stock into which the shares of Series A Stock may be converted is declared effective by the Securities and Exchange Commission (the "Commission"), any holder of Series A Stock may elect to convert all or any portion of his or her shares of Series A Stock, subject to subsections (e) and (f) below, into a number of fully paid and nonassessable shares of Common Stock equal to the quotient that results when $100.00 is divided by the Conversion Price (as defined below) then in effect for each share of Series A Stock so converted. Such right may be exercised by giving, at any time during normal business hours at the office of the Corporation, written notice of such holder's election to convert, in a form required by the Corporation (a "Conversion Notice"), accompanied (or if the Conversion Notice is delivered by verifiable facsimile transmission, followed within 48 hours thereafter) by delivery of (i) the certificates evidencing the shares of Series A Stock to be converted, (ii) if so required by the Corporation, instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or its duly authorized attorney, and (iii) transfer tax stamps or funds therefor, if required pursuant to Section 5(i). The Conversion Notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable on such conversion shall be issued. The date of such exercise shall be the "Voluntary Conversion Date."

          (b) Mandatory Conversion.

               (i) If a Mandatory Conversion Event (as defined in subsection
     (ii) below) occurs, then, subject to subsection (f), each share of Series A Stock outstanding on the date of such Mandatory Conversion Event (a "Mandatory Conversion Date") shall, automatically and without any action on the part of the holder thereof, convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of $100.00 divided by the Conversion Price in effect on the Mandatory Conversion Date.

               (ii) As used herein, a "Mandatory Conversion Event" shall be deemed to have occurred on the earlier of:

                    (A) two years from the date of issuance of the Series A Stock (the "Issuance Date"); or

                    (B) the date that is 15 days after the Corporation shall have irrevocably elected to give notice, in accordance with Section 5(j) hereof, to each holder of record of Series A Stock that the Corporation is declaring a Mandatory Conversion Event pursuant to
          Section 5(b)(iii) hereof.

               (iii) The Corporation may elect to give the notice specified in
     Section 5(b)(ii)(B) only if all of the following conditions have been met:

                    (A) the average of the closing bid prices of the Common Stock, as (i) quoted on the Nasdaq National Market System ("Nasdaq NMS"), (ii) otherwise quoted on the Nasdaq System, or (iii) reported by the National Quotation Bureau, Inc. or quoted on the Electronic Bulletin or the "Pink Sheets", as the case may be, for the 20 consecutive trading days before the date of such notice shall have been greater than the number that is equal to 175% of the Maximum Conversion Price (as defined in subsection(c)(ii) below) (such number as adjusted from time to time as provided herein is the "Mandatory Conversion Threshold");

                    (B) the shares of Common Stock issuable on conversion of shares of Series A Stock shall have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement declared effective under the Securities Act by the Commission and such registration shall have been continuously available for use under the Securities Act at all times since the start of the 20 consecutive trading days referred to in Section 5(b)(iii)(A); and

                    (C) on the Mandatory Conversion Date, all shares of Common Stock issuable on the conversion of shares of Series A Stock shall have been qualified for resale by the holders of such shares under any applicable state securities laws and shall have been listed or approved for trading on, as applicable, Nasdaq NMS or such other securities exchange or quotation system on which such shares of Common Stock are then traded or quoted.

               (iv) On the occurrence of a Mandatory Conversion Event, subject to subsection (f) below, all outstanding shares of Series A Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. On the automatic conversion of the Series A Stock, the holders of the Series A Stock shall surrender the certificates representing such shares at the office of the Corporation. Thereupon, the Corporation shall issue and deliver to each such holder, in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Stock surrendered were convertible on the Mandatory Conversion Date. However, the Corporation need not issue certificates evidencing the shares of Common Stock issuable on conversion of any shares of Series A Stock unless certificates evidencing such shares of Series A Stock are either delivered to the Corporation or the holder has notified the Corporation that such certificates have been lost, stolen, or destroyed and has executed an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

          (c) Conversion Price.

               (i) The term "Average Share Price" shall mean the average of the closing bid prices of the Corporation's shares of Common Stock as (i) quoted on Nasdaq NMS, (ii) otherwise quoted on the Nasdaq System, or (iii) reported by the National Quotation Bureau, Inc. or quoted on the Electronic Bulletin or the "Pink Sheets", as the case may be, for the five consecutive trading days before the date of, as applicable, the Issuance Date, any Voluntary Conversion Date or the Mandatory Conversion Date.

               (ii) The term "Conversion Price" shall mean, with respect to any conversion of Series A Stock, the lesser of (A) $3.49 (deemed to be the Average Share Price of the Corporation's Common Stock on the Issuance Date) (the "Maximum Conversion Price") or (B) 85% of the Average Share Price as of the Voluntary Conversion Date or Mandatory Conversion Date for such conversion, as applicable.

          (d) Adjustments of Conversion Price and Mandatory Conversion
     Threshold.

               (i) Adjustments for Stock Splits, Stock Dividends, and Combinations. If the Corporation shall, at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock or issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock of the Corporation, the applicable Mandatory Conversion Threshold and Maximum Conversion Price in effect immediately before such stock split, dividend, or distribution shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Mandatory Conversion Threshold and Maximum Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustments under this Section 5(d)(i) shall be effective at the close of business on the date of such stock split, dividend, distribution, or combination.

               (ii) Adjustments for Reclassification, Exchange, or Substitution. If the Common Stock issuable on conversion of the Series A Stock at any time or from time to time after the Issuance Date is changed into the same or a different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution, or otherwise (other than by way of a stock split or combination of shares or stock dividend provided for in Section 5(d)(i), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(d)(iii)), then, and in each event, an appropriate revision to the Mandatory Conversion Threshold and Maximum Conversion Price shall be made and provisions shall be made (by adjustment of the Conversion Price or otherwise) so that the holder of each share of Series A Stock shall have the right thereafter to convert such share of Series A Stock into the kind and amount of shares of stock and other securities receivable on reclassification, exchange, substitution, or other change, by holders of the number of shares of Common Stock into which such share of Series A Stock might have been converted immediately before such reclassification, exchange, substitution, or other change, all subject to further adjustment as provided herein.

               (iii) Adjustments for Reorganization, Merger, Consolidation, or Sale of Assets. If at any time or from time to time after the Issuance Date there is a capital reorganization of the Corporation (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(d)(i), or a reclassification, exchange, or substitution of shares provided for in Section 5(d)(ii)), or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties or assets to any other person, then as a part of such reorganization, merger, consolidation, or sale, an appropriate revision to the Mandatory Conversion Threshold and Maximum Conversion Price shall be made and provision shall be made (by adjustment of the Conversion Price or otherwise) so that the holder of each share of Series A Stock shall have the right thereafter to convert such share of Series A Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation resulting from such reorganization, merger, consolidation, or sale, to which a holder of Common Stock deliverable on conversion of such shares would have been entitled on such reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of this Section 5(d)(iii) with respect to the rights of the holders of the Series A Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 5(d)(iii) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable on conversion of the Series A Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

          (e) Restriction on Number of Shares Converted. No holder of Series A Stock shall be entitled to convert voluntarily more than the number of shares of Series A Stock that, when converted, would result in such holder owning at any one time five percent or more of the total number of the outstanding shares of Common Stock.

          (f) Mandatory Redemption. If (i): (x) the holders of Series A Stock are entitled to a Voluntary Conversion and one or more such holders deliver Conversion Notices and other required items in proper form to the Corporation, or (y) a Mandatory Conversion Event occurs, and (ii) in either case such conversion would result in the Corporation's having issued to the holders of Series A Stock a number of shares of Common Stock equivalent to twenty percent or more of the number of shares of issued and outstanding Common Stock on the day immediately before the Issuance Date, and (iii) the Corporation would be required, as a result of the foregoing, under its Nasdaq maintenance requirements, to obtain or to have obtained shareholder approval for such issuance and has not obtained such approval, then the Corporation shall convert to Common Stock only that number of shares of Series A Stock that would result in its issuing no more than the number of shares of Common Stock that it is permitted to issue without such shareholder approval, and the Corporation shall redeem from the holders of Series A Stock whose shares are to be converted any shares of Series A Stock in excess of that number that would otherwise be converted under clause (i) (the "Redeemed Shares"). In payment for such redemption, the Corporation shall promptly pay to the holder $115.00 for each Redeemed Share (which is the purchase price for such shares set forth in the Series A Convertible Preferred Stock Purchase Agreement dated February 27, 1997 plus 15%) (plus any declared but unpaid dividends) (which amount shall be subject to proportionate adjustment on any stock split, combination, reclassification, or other similar event involving the Series A Stock). If a Voluntary Conversion Date or Mandatory Conversion Event occurs simultaneously with respect to two or more holders of Series A Stock that would result in the Corporation's redemption of Series A Stock pursuant to this subsection (f), then the Corporation shall redeem the Redeemed Shares ratably from each such holder in proportion to their holdings of Series A Stock. Notwithstanding any other provision of this Designation of Rights and Preferences, the redemption of Series A Stock pursuant to this subsection (f) shall not be a failure to convert such shares for purposes of the penalty described in subsection (o) hereof.

          (g) No Impairment. The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the performance of all the provisions of this Section 5 and in the taking of all such action needed to protect the Conversion Rights of the holders of the Series A Stock against impairment.

          (h) Certificate as to Adjustments. On occurrence of each adjustment or readjustment of the Conversion Price, Mandatory Conversion Threshold, Maximum Conversion Price, or number of shares of Common Stock issuable on conversion of the Series A Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof. At the request of any holder of Series A Stock, the Corporation shall give such holder a certificate from the Corporation's independent auditors setting forth such adjustment and readjustment, showing in detail the facts on which such adjustment or readjustment is based, the applicable Conversion Price, Mandatory Conversion Threshold, and/or Maximum Conversion Price in effect at the time and the number of shares of Common Stock and the amount, if any, of other securities or property that at the time would be received on the conversion of a share of such Series A Stock. Notwithstanding the foregoing, the Corporation need not deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted number of shares or amount since the last request from such holder.

          (i) Issue Taxes. The Corporation shall pay any and all issue, stamp, documentary and other taxes, excluding federal, state, or local income taxes, that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series A Stock pursuant hereto; provided, however that the Corporation need not pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.


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
          (j) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by verifiable facsimile or three business days after being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the Corporation at its offices or to the holder of record at its address appearing on the books of the Corporation, as applicable.

          (k) Fractional Shares. The Corporation shall not be required to issue fractional shares of Common Stock on conversion of the Series A Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation may at its option pay cash equal to the product of such fraction multiplied by the Conversion Price on the Voluntary Conversion Date or Mandatory Conversion Date, as applicable.

          (l) Reservation of Common Stock. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Stock, the full number of shares deliverable on conversion of all the shares of Series A Stock from time to time outstanding.

          (m) Retirement of Series A Stock. Conversion or redemption of Series A Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or Mandatory Conversion Date, and such date is referred to herein as the "Conversion Date." The converting holder shall be deemed to have become a stockholder of record on the applicable Conversion Date of the Common Stock into which the Series A Stock is converted. On conversion or redemption of only a portion of the number of shares of Series A Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to such holder, at the expense of the Corporation, a new certificate covering the number of shares of Series A Stock representing the unconverted and unredeemed portion of the certificate so surrendered.

          (n) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series A Stock require registration or listing with or approval of any governmental authority, stock exchange, or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered on conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing, or approval, as the case may be.

          (o) Late Fee. If, for any reason other than the failure of a holder of Series A Stock to comply with its obligations or any applicable restrictions hereunder, the Corporation neither converts shares of Series A Stock to Common Stock nor redeems them pursuant to subsection (f) within five business days after receipt of a Conversion Notice in proper form and the related stock certificate and other items required by the

     Corporation for conversion from a holder of Series A Stock then entitled to convert such shares, the holder thereof shall be entitled to receive from the Corporation a payment equal to 2% of the liquidation preference of such shares for each month (or a ratable portion thereof for any fractional month) the conversion or redemption is delayed.

6. No Preemptive Rights. Except as specifically provided herein, no holder of Series A Stock shall be entitled to subscribe for, purchase, or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class or bond or debentures, or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. No Redemptions. Except as specifically described herein, the Corporation shall not be entitled to redeem or retire all or any part of the Series A Stock without the consent or affirmative vote of the holder of record of each share so as to be redeemed or retired.

8. Amendment; Waivers. Any provision of this Designation of Rights and Preferences may be waived (i) by any individual holder of Series A Stock, with respect to such holder; or (ii) by the consent of the holders of two-thirds of all outstanding shares of Series A Stock, with respect to all holders of Series A Stock. Any provision of this Designation of Rights and Preferences may be amended by the vote or consent, either in writing or at a meeting, of the holders of two-thirds of the shares of Series A Stock represented at the meeting at which such amendment is presented to such holders, and the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Series A Stock shall constitute a quorum for such purposes.

                             ARTICLES OF CORRECTION
                          TO THE ARTICLES OF AMENDMENT
                    OF PACIFIC AEROSPACE & ELECTRONICS, INC.


     These Articles of Correction to the Articles of Amendment adopting the Designation of Rights and Preferences of the Series A Convertible Preferred Stock of Pacific Aerospace & Electronics, Inc., a Washington corporation (the "Corporation"), are hereby executed by said Corporation in accordance with the provisions of RCW 23B.01.240.

     1. The name of the Corporation is Pacific Aerospace & Electronics, Inc.

     2. These Articles of Correction are being filed to correct an incorrect statement in the terms of the Preferred Stock designated as Series A Convertible Preferred Stock of the Corporation.

     3. Articles of Amendment to the Articles of Incorporation of the Corporation adopting the Designation of Rights and Preferences of the Series A Convertible Preferred Stock of the Corporation were filed with the Secretary of State of the State of Washington on February 27, 1997.

     These Articles of Correction are being filed to correct an incorrect statement in the terms of the Series A Convertible Preferred Stock set forth in the earlier-filed Articles of Amendment. The statement, contained in Section 5(c) of the Designation of Rights and Preferences, is incorrect because it reflects a mutual mistake of the parties in the conversion price of the Series A Convertible Preferred Stock. The error is corrected by amending Section 5(c)(ii) (beginning on page 7 of the Designation of Rights and Preferences) to read in its entirety as follows:

          (ii) The term "Conversion Price" shall mean, with respect to any conversion of Series A Stock, the lesser of (A) $3.49 (deemed to be the Average Share Price of the Corporation's Common Stock on the Issuance Date) (the "Maximum Conversion Price") or (B) 85% of the Average Share Price as of the Voluntary Conversion Date or Mandatory Conversion Date for such conversion, as applicable.

February 28, 1997

                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By: DONALD A. WRIGHT
                                           -------------------------------------
                                           Donald A. Wright, President